Exhibit 99.2

U.S. PHYSICAL THERAPY, INC.
2024 DISCRETIONARY LONG-TERM INCENTIVE PLAN
FOR SENIOR MANAGEMENT
(“DISCRETIONARY LTIP”)

Purpose: To incentivize Executives eligible for this Discretionary LTIP to achieve certain strategic, operational, business growth & development and other criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives' equity interest in USPH.

Effective Date: This Discretionary LTIP is established effective March 6, 2024.

Description of Discretionary Awards Criteria: In addition to any other awards under the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the "2003 Plan") or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee of the Board of Directors of USPH (as the term "Committee" is defined in Section 1.8 of the 2003 Plan) may, in its judgment and at its sole discretion, grant Restricted Stock Awards ("RSAs") under the 2003 Plan, based on its evaluation of an Executive's performance and the collective corporate performance for 2024. The factors to be considered include:

Chris Reading – CEO

1.	Company and Board Leadership;
2.	Growth of the Company to include de novo, tuck in and acquired Physical Therapy partnerships and Industrial Injury Prevention opportunities;
3.	Foster Compliance and Cybersecurity culture that is beneficial to our Company and shareholders;
4.	Oversee and support COO – East’s role in driving key Company objectives while strengthening our succession opportunities in key areas;
5.	Achievement of financial goals and objectives for 2024.

Carey Hendrickson - CFO

1.	Net rate improvements through strategic negotiations and revenue cycle management;
2.	Effective and accurate Board and shareholder communication, guidance, modeling, projections and planning;
3.	Maintain effective capital structure to allow continued growth;
4.	Improve efficiencies in Finance/Accounts Payable through technology improvements and staffing adjustments;
5.	Maintain effective cost discipline across the Company and within the corporate services area;
6.	Successful audit implementation.

Eric Williams – COO - East

1.	Ensure cost and revenue alignment to achieve Company’s operating plan in Physical Therapy and Industrial Injury Prevention business segments;
2.	Execute Company-wide development plan for de novo as well as acquired partnerships ensuring integration and forward trajectory;
3.	Assist with improved operational execution across key corporate departments;
4.
Develop effective leadership and relationships across the entirety of the Company with partners as well as key corporate staff to facilitate operational excellence, growth, and opportunity realization;

5.	Maintain effective compliance and cybersecurity culture.

Graham Reeve – COO- West

1.	Align cost and revenue growth for Physical Therapy;
2.	Create development plan for top partnerships to ensure organic as well as acquired growth;
3.	Work on Industrial Injury Prevention opportunities for sales and expansion and cost efficiency;
4.	Leadership development, succession and effective relationship integration to allow for seamless transitions to accommodate growth and succession-related changes;
5.	Maintain effective compliance culture;
6.	Effective acquisition-related due diligence and integrated coordination and execution.

Rick Binstein - EVP/General Counsel

1.	Coordinate with CEO and other executives to facilitate growth through development;
2.	Assist in any compliance matters as needed to maintain an effective compliance culture and assist in any communications internally as needed with CCO (“Chief Compliance Officer”) and executive team;
3.	Maintain legal department in a manner which successfully supports our partners as well as our corporate and infrastructure needs;
4.	Assist CEO and other executives in evaluating new opportunities for growth whether acquired or de novo;
5.	Coordinate and maintain corporate/board/shareholder meeting minutes and other records.

Participants: Executives who will have an opportunity to be granted RSAs under this Discretionary LTIP shall be the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Chief Operating Officer West (“COO West”), the Chief Operating Officer East (“COO East”) and Executive Vice President, General Counsel (“EVP”). The following shall be the maximum amount of shares that may be awarded under this program to each specified participant: CEO= up to 12,500 shares; CFO= up to 5,000 shares; COO West= up to 5,000 shares; COO East= up to 7,500 shares, and EVP= up to 5,000 shares

Administration: The Compensation Committee shall administer this Discretionary LTIP. The Compensation Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons. The Compensation Committee shall set out the vesting and other terms of an RSA in writing.

Award Grant Date:  Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2025 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each participant. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2025 and ending January 1, 2029, subject to acceleration of vesting based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

Certain Tax Considerations: Any awards actually granted under this program shall be subject to Code Section 83(b).